Exhibit 99.1

Cheniere Energy Evaluating Strategic Options to Enhance Shareholder Value

HOUSTON--(BUSINESS WIRE)--Cheniere Energy, Inc. (AMEX:LNG) announced today that it is evaluating strategic options to enhance shareholder value, including options to optimize the value of the Sabine Pass LNG receiving terminal and the regasification capacity at the facility held under a long-term terminal use agreement by its wholly-owned subsidiary, Cheniere Marketing, Inc. Cheniere has engaged Credit Suisse as its financial advisor in connection with its evaluation. The Sabine Pass terminal, designed with a peak send-out capacity of 4.3 Bcf/d, is scheduled to come on line in the second quarter of this year with an initial send-out capacity of 2.6 Bcf/d. Capacity at the terminal has been contracted under 20-year agreements, 2.0 Bcf/d by Cheniere Marketing and 1.0 Bcf/d each by two major integrated energy companies, Total and Chevron.

“After three years of construction, the Sabine Pass LNG receiving terminal is about to be placed into service,” said Charif Souki, Chairman and CEO. “Sabine Pass will be the largest LNG receiving terminal in North America by regasification capacity and will have 16.8 Bcf of LNG storage capacity with two berths capable of handling the largest LNG vessels. It is located in Cameron Parish, Louisiana on 853 acres of land remote from dense population and is just 3.7 miles from the open waters of the Gulf of Mexico. We do not believe that our current market valuation is reflective of the true value of this unique asset, and we are therefore exploring options to enhance value for our shareholders.”

The Sabine Pass LNG receiving terminal is owned by Cheniere Energy Partners, L.P. (AMEX:CQP), in which Cheniere Energy, Inc. has a 90.6% interest through its ownership of common units, general partner units and subordinated units.

Cheniere Energy, Inc. is developing a network of three LNG receiving terminals and related natural gas pipelines along the Gulf Coast of the United States. Cheniere is pursuing related business opportunities both upstream and downstream of the terminals. Cheniere also founded and holds a 30% limited partner interest in Freeport LNG. Cheniere is based in Houston, Texas with offices in Johnson Bayou, Louisiana, Corpus Christi, Texas, Washington, D.C., London, England and Paris, France. Additional information about Cheniere may be found on its web site at www.cheniere.com.

This press release contains certain statements that may include "forward-looking statements" within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, statements regarding Cheniere's business strategy, plans, expectations and objectives. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere's periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

CONTACT:
Cheniere Energy, Inc., Houston
Investors
Christina Cavarretta, 713-375-5100
or
Media
Kim Hull, 713-375-5105